Exhibit 4.17

FOURTH AMENDMENT TO MASTER TRUST AGREEMENT BETWEEN

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND

AMERICAN SAVINGS BANK, F.S.B. AND

FIDELITY MANAGEMENT TRUST COMPANY

THIS FOURTH AMENDMENT TO THE MASTER TRUST AGREEMENT is made and entered into effective June 26, 2019, unless otherwise stated herein, by and between Hawaiian Electric Industries, Inc. and American Savings Bank, F.S.B. (collectively and individually, the “Sponsor”) and Fidelity Management Trust Company (the “Trustee”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a master trust agreement for the Hawaiian Electric Industries Retirement Savings Plan and the American Savings Bank 401(k) Plan (collectively and individually, the “Plan”), dated as of September 4, 2012, and amended by a First Amendment, effective March 1, 2015,  by a Second Amendment, effective January 1, 2018, by a Third Amendment, effective July 1, 2018, and further amended by letters of direction that were executed by the Sponsor and the Trustee and that specifically state that both parties intend and agree that each such letter of direction shall constitute an amendment (the “Master Trust Agreement”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Master Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Master Trust Agreement by:

(1)                                 Amending Section 1, Definitions, to delete subsection (e) “Available Liquidity”, (jj) “Specified Hierarchy”, and (mm) “Stock Fund”, in their entirety, and re-lettering all subsequent subsections accordingly.

(2)                                 Restating Section 5(e), Sponsor Stock, in its entirety, as follows:

(e)                                  Sponsor Stock.

Trust investments in the common stock of HEI Common Stock (“HEI Common Stock”) shall be made via shares of HEI Common Stock.

Dividends received on shares of HEI Common Stock shall be: (i) paid to Participants in cash; or (ii) retained by the Trustee in the Trust and used to allocate additional shares of such HEI Common Stock to the accounts of Participants who have elected to have dividends reinvested.   In the absence of valid Participant direction to the contrary, the Participant shall be deemed to have directed the Trustee to reinvest the Participant’s dividend in additional shares of HEI Common Stock and the Named Fiduciary directs the Trustee to reinvest the Participant’s dividend accordingly.  Fidelity shall pay out or reinvest the dividend in accordance with Schedule D, Dividend Pass-Through Program Operating Procedures for Processing Dividends, as attached hereto.

A stock purchase account (“SPA”) shall be established to support processing transactions of HEI Common Stock.  The SPA may hold shares of HEI Common Stock; any non-

Hawaiian Electric Industries, Inc. and	Confidential Information
American Savings Bank, F.S.B. - Large
Fourth Amendment — Master Trust
Plan #56566 & 75615

stock balances in the SPA shall be held in Fidelity Cash Reserves (0055), a money market mutual fund.

(i)                                    Acquisition Limit.

The Trust may be invested in HEI Common Stock to the extent permitted under the Plan and necessary to comply with investment directions under the Agreement.  The Sponsor shall be responsible for providing specific direction on any acquisition limits imposed by the Plan or applicable law.

(ii)                                Fiduciary Duty.

(A)                               The Named Fiduciary is responsible for offering HEI Common Stock as an investment option under the Plan.  The Trustee shall not be liable for any loss or expense which arises from the directions of the Named Fiduciary with respect to the acquisition and holding of HEI Common Stock, unless the recipient of the direction knew or should have known that the actions to be taken under those directions would be prohibited by ERISA or would be contrary to the terms of this Agreement.

(B)                               Each Participant with an interest in HEI Common Stock is, for purposes of this section 5(e)(ii), hereby designated as a “named fiduciary” (within the meaning of Section 403(a)(2) of ERISA), with respect to shares of HEI Common Stock allocated to his or her account that were not purchased at his or her direction, and shall have the right to direct the Trustee as to the manner in which the Trustee is to vote or tender shares of HEI Common Stock attributable to the Participant’s interest in HEI Common Stock, including the right to direct the Trustee’s conduct, in accordance with Section 5(e)(vi) below, by his or her failure to respond with the required time frame.

(iii)                            Purchases and Sales of HEI Common Stock for Batch Activity.

Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of HEI Common Stock for contributions, loan repayments, distributions, loans, withdrawals, or any other purchase or sale of HEI Common Stock related to a transaction that the Sponsor has directed the Trustee in writing to implement on a batch basis.

(A)                               Open Market Purchases and Sales.  Purchases and sales of HEI Common Stock shall be made on the open market in accordance with the Trustee’s standard trading guidelines, as they may be amended from time to time, as necessary to honor batch activity.  Such general rules shall not apply if: (i) the Trustee is unable to purchase or sell the total number of shares required to be purchased or sold on such day as a result of market conditions, or (ii) the Trustee is prohibited by the SEC, the NYSE or principal exchange on which HEI Common Stock is traded, or any other regulatory or judicial body from purchasing or selling any or all of the shares required to be purchased or sold on such day.  In the event of the occurrence of a circumstance described in (i) or (ii) above, the Trustee shall purchase or sell such shares as soon thereafter as administratively feasible, and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively.  The Trustee may follow written directions from the Named Fiduciary to deviate from the above purchase-and-sale procedures.

(B)                               Purchases and Sales from or to Sponsor.  If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell HEI Common Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission is charged.  If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in HEI Common Stock, the Sponsor may transfer HEI Common Stock in lieu of cash to the Plan’s trust.  In either case, the number of shares to be transferred will be determined by dividing the total amount of HEI Common Stock to be purchased or sold by the Closing Price on the trading date.  No fractional shares will be purchased or sold.

(iv)                             Purchases and Sales of HEI Common Stock for Participant-Initiated Exchanges.

Unless otherwise directed by the Sponsor in writing pursuant to directions that the Trustee can administratively implement, the following provisions shall govern purchases and sales of HEI Common Stock for Participant-initiated exchanges.

(A)                               Purchases and Sales of HEI Common Stock.  Purchases and sales of HEI Common Stock associated with individual Participant-initiated exchanges into or out of HEI Common Stock shall be made on the open market pursuant to order types selected by the Participant in accordance with the Trustee’s procedures for Real-Time Trading.  The Sponsor or Named Fiduciary may instruct the Trustee to limit the order types available to Participants.

(B)                               Automated Order Entry.  HEI Common Stock trades associated with Participant-initiated exchanges shall be sent to market as soon as administratively practicable during regular trading hours via the Trustee’s electronic order entry system unless such trade is treated as a block trade.  Such electronic order entry system shall be deemed an Electronic Service for purposes of this Agreement.

(C)                               Limitations on Trades; Cancellation of Exchange Requests.  Trades rejected under rules of the applicable securities exchange will not be executed.  The Trustee will not submit orders (or will cancel orders) for stock trades that violate the Trustee’s procedures for Real Time Trading.  The Trustee shall not submit any trade order associated with a Participant-initiated exchange at any time when HEI Common Stock has been closed to such activity.  Trades associated with Participant-initiated exchanges shall not be transacted at any time when the regular market is closed, or when the SEC, the NYSE or principal exchange on which HEI Common Stock is traded, or any other regulatory or judicial body has prohibited purchases or sales of any or all of the shares requested to be traded pursuant to the Participant-initiated exchange.  An exchange requested by the Participant shall be rejected or cancelled, as the case may be, to the extent any accompanying trade is not submitted, not executed or cancelled.

(D)                               Reserve Requirements for Exchanges Into HEI Common Stock and Corrective Sales.  A Participant’s ability to initiate exchanges into HEI Common Stock shall be subject to standard reserve requirements applicable to the investment options used to fund the exchange, as established by the Trustee from time to time (or such higher reserve requirements as may be established by the Sponsor in written direction to the Trustee).  Requests to exchange into HEI Common Stock that exceed such reserves, and accompanying trade orders, may be rejected or cancelled.  If a buy trade associated with a request to exchange into HEI Common Stock is executed, and the Participant does not have sufficient assets in the designated investment option to fund the trade, the Trustee will liquidate investment options (including those held in other sources eligible for liquidation) in the affected Participant’s account pro rata.  If the Participant does not have sufficient assets in any other investment option, the Trustee shall initiate a corrective sale, and shall debit the costs of such corrective trade from the Participant’s account.

(E)                                Fractional Shares.  Participants will be entitled to exchange out fractional shares in HEI Common Stock only in connection with a request to exchange out the entire balance of their HEI Common Stock holdings (or the entire balance in a particular source, as applicable).  Fractional shares will be transacted at the price determined by the stock trade order selected by the Participant.

(v)                                 Use of an Affiliated Broker.

For all purchases and sales of HEI Common Stock on the open market, whether Participant-initiated or otherwise, the Named Fiduciary directs the Trustee to use FBSLLC to provide brokerage services.  Subject to the provisions of this Agreement, FBSLLC shall execute such trades directly or through any of its affiliates.  FBSLLC and its affiliates shall seek best execution in the provision of brokerage services in connection with the purchase and sale of HEI Common Stock; provided, however, in the event that there is market disruption, Fidelity will execute the trade as soon as possible thereafter.  The provision of brokerage services shall be subject to the following:

Any successor organization of FBSLLC, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this direction provision.  FBSLLC may assign its rights and obligations under this Agreement to any affiliate, provided that the assignee is bound by the terms hereof, including the provisions concerning remuneration.

The Trustee and FBSLLC shall continue to rely on this direction provision until notified to the contrary.  The Named Fiduciary reserves the right to terminate this direction upon written notice to FBSLLC (or its successors or assigns) and the Trustee, in accordance with the notice provisions of this Agreement.

The Sponsor acknowledges that FBSLLC (and its successors and assigns) may rely upon this Agreement in establishing an account in the name of the Trustee for the Plan or its Participants, and in allowing each Participant to exercise limited trading authorization over such account, to the extent of his or her individual account balance in HEI Common Stock subject to Participant direction.

(vi)                             Securities Law Reports.

The Sponsor shall be responsible for filing all reports, and completing any registrations of Plan interests, required under Federal or state securities laws with respect to the Trust’s ownership of HEI Common Stock, including, without limitation, any reports required under Section 13 or 16 of the Securities Exchange Act of 1934, as it has been or may be amended, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of HEI Common Stock pending the filing of any report.  The Trustee shall provide to the Sponsor such information on the Trust’s ownership of HEI Common

Stock as the Sponsor may reasonably request in order to comply with Federal or state securities laws.

(vii)                         Voting and Tender (or Exchange) Offers.

Notwithstanding any other provision of this Agreement, the provisions of this Section shall govern the voting and tendering of HEI Common Stock.  The Sponsor shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of HEI Common Stock.  The Trustee, after consultation with the Sponsor, shall prepare any necessary documents associated with the voting and tendering of HEI Common Stock for the Trust.

(A)                               Voting.

(1)                                 When the issuer of HEI Common Stock prepares for any annual or special meeting, the Sponsor shall notify the Trustee at least 30 days before the intended record date and cause a copy of all proxy solicitation materials to be sent to the Trustee.  If requested by the Trustee, the Sponsor shall certify to the Trustee that the aforementioned materials represent the same information distributed to shareholders of HEI Common Stock.  Based on these materials, the Trustee shall prepare a voting instruction form, and the Trustee shall provide to each Participant with an investment in HEI Common Stock held in the Trust a copy of all proxy solicitation materials together with the foregoing voting instruction form to be returned to the Trustee or its designee.  The form shall show the number of full and fractional shares of HEI Common Stock credited to the Participant’s account in the Trust (both vested and unvested).

(2)                                 Each Participant with an investment in HEI Common Stock held in the Trust shall have the right to direct the Trustee as to how the Trustee is to vote (including not to vote) that number of shares of HEI Common Stock credited to the Participant’s account (both vested and unvested).  Directions from a Participant to the Trustee concerning the voting of HEI Common Stock shall be communicated in writing, or by other means agreed by the Trustee and the Sponsor.  These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder.  Upon its receipt of the directions, the Trustee shall vote the shares of HEI Common Stock as directed by the Participant.  Except as otherwise required by law, the Trustee shall vote shares of HEI Common Stock credited to a Participant’s account for which it has received no direction from the Participant in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it has received voting directions from Participants.  The voting instruction form shall inform each Participant how shares of HEI Common Stock for which the Trustee does not receive Participant direction will be voted.

(3)                                 If there are any unallocated shares, and except as otherwise required by law, the Trustee shall vote that number of shares of HEI Common Stock not credited to Participants’ accounts in the same proportion on each issue as it votes those shares credited to Participants’ accounts for which it received voting directions from Participants.

(B)                               Tender Offers.

(1)                                 Upon commencement of a tender offer for HEI Common Stock, the Sponsor shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee.  The Sponsor shall certify to the Trustee that the aforementioned materials represent the same information distributed to all shareholders of HEI Common Stock.  Based on these materials, the Trustee shall prepare a tender instruction form, and the Trustee shall provide to each Participant with an investment in HEI Common Stock held in the Trust a copy of all tender materials together with the foregoing tender instruction form to be returned to the Trustee or its designee.    The tender instruction form shall show the number of full and fractional shares of HEI Common Stock credited to the Participant’s account (both vested and unvested).

(2)                                 Each Participant with an investment in HEI Common Stock shall have the right to direct the Trustee to tender or not to tender some or all of the shares of HEI Common Stock credited to the Participant’s account (both vested and unvested).  Directions from a Participant to the Trustee concerning the tender of HEI Common Stock shall be communicated in writing or other means agreed to by the Trustee and the Sponsor.  These directions shall be held in confidence by the Trustee and shall not be divulged to the Sponsor, or any officer or employee thereof, or any other person, except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services hereunder.  However, the Trustee will provide to the Sponsor, as reasonably requested by the Sponsor, periodic reports indicating the number of shares tendered and not tendered.  The Trustee shall tender or not tender shares of HEI Common Stock as directed by the Participant.  Except as otherwise required by law, the Trustee shall not tender shares of HEI Common Stock credited to a Participant’s account for which it has received no direction from the Participant.  The tender instruction form shall inform Participants that a Participant who does not provide direction to the Trustee with respect to the tendering of HEI Common Stock shall be deemed by the Participant’s silence to have directed the Trustee not to tender HEI Common Stock credited to the Participant’s account.

(3)                                 Except as otherwise required by law, if there are unallocated shares of HEI Common Stock, the Trustee shall tender that number of shares of HEI Common Stock not credited to Participants’ accounts in the same proportion as the total number of shares of HEI Common Stock credited to Participants’ accounts for which it has received instructions from Participants.

(4)                                 A Participant who has directed the Trustee to tender some or all of the shares of HEI Common Stock credited to the Participant’s account in the Trust may, at any time before the tender offer withdrawal date, direct the Trustee to withdraw some or all of such tendered shares, and the Trustee shall withdraw the directed number of shares from the tender offer prior to the tender offer withdrawal deadline.  Prior to the withdrawal deadline, if any shares of HEI Common Stock not credited to Participants’ accounts have been tendered, the Trustee shall redetermine the number of shares of HEI Common Stock that would be tendered under Section 5(e)(vii)(B)(3) above if the date of the foregoing withdrawal were the date of determination, and withdraw from the tender offer the number of shares of HEI Common Stock not credited to Participants’ accounts necessary to reduce the amount of tendered HEI Common Stock not credited to Participants’ accounts to the amount so redetermined.  A Participant shall not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.

(5)                                 A Participant direction to the Trustee to tender shares of HEI Common Stock credited to a Participant’s account in the Trust shall not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of the Participant’s withdrawable shares.  The Trustee shall credit to each Participant’s account from which the tendered shares were taken the proceeds received by the Trustee in exchange for the shares of HEI Common Stock tendered from that account.  Pending receipt of direction from the Participant or the Named Fiduciary, as provided in the Plan, as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in the investment option specified for such purpose in Schedule C.

(viii)                     General.

With respect to all shareholder rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of HEI Common Stock, the Trustee shall follow the directions of the Participant and if no such direction is received, the directions of the Sponsor or Named Fiduciary.  For anything other than the Voting and Tender Offers sections above, the Trustee shall have no duty to solicit Participant direction.

(ix)                             Conversion.

All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of HEI Common Stock.

(3)                                 Amending Schedule B, Fee Schedule, to restate the “Sponsor Stock Administration” and “Sponsor Stock Trading Commission” sections, in their entirety, as follows:

Real Time Sponsor Stock Trading Administration	Fee
Real Time Sponsor Stock Trading Administration	Ten basis points on all Sponsor Stock assets subject to a $10,000 annual minimum, a $35,000 annual maximum, per Plan
Sponsor Stock Dividend Pass Through	$3 per EFT $6 per Check Reinvest is Included
Full Proxy Services Administration, Mailing, and Tabulation	Pass Through at Cost
Full File on Shareholders for External Proxy Services	Included

Real Time Sponsor Stock Trading Commission	Fee	Per
Real Time Trading	$0.029	Per Buy/Sell Share

Stock Administration Services are not available to clients using a third party Trustee.

Fee quotes assume that all trades are to be executed by FBSLLC.

Please note: The SEC requires all firms to charge an SEC fee of $18.40 per $1,000,000 on all executed sell orders. This fee may change, and the last change to the fee became effective 2/14/15.

*If special trading is requested such as Trade Date+1 etc, commissions may vary.

(4)                              Restating Schedule C, Investment Options, in its entirety, as attached hereto.

(5)                                 Deleting Schedule D, Available Liquidity Procedures for Unitized Stock Fund, in its entirety, and re-lettering all subsequent schedules accordingly.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.  By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties.  Notwithstanding any contradictory provision of the Master Trust Agreement, each party may rely without duty of inquiry on the foregoing representation. The Sponsor acknowledges that this Fourth Amendment may contain service and/or compensation information intended by the Trustee to satisfy the disclosure requirements of Department of Labor regulation Section 2550.408b-2(c)(1).

HAWAIIAN ELECTRIC INDUSTRIES, INC.			FIDELITY MANAGEMENT TRUST COMPANY
AND AMERICAN SAVINGS BANK, F.S.B.

BY: HAWAIIAN ELECTRIC INDUSTRIES,
INC. PENSION INVESTMENT COMMITTEE

By:	/s/ Kurt Murao	5/29/2019	By:	/s/ Greg Gardiner	5/29/2019
	Authorized Signatory	Date		FMTC Authorized Signatory	Date

Name:	Kurt Murao		Name:	Greg Gardiner

Title:	Secretary		Title:	Senior Vice President, Relationship Management

By:	/s/ Greg Hazelton	5/29/2019
	Authorized Signatory	Date

Name:	Greg Hazelton

Title:	EVP and Chief Financial Officer

SCHEDULE C — Investment Options

In accordance with Section 5(b), the Named Fiduciary hereby directs the Trustee that Participants’ individual accounts may be invested in the following investment options:

•                  Fidelity® 500 Index Fund (2328)

•                  Fidelity® Diversified International K6 Fund (2947)

•                  Fidelity® Extended Market Index Fund (2365)

•                  Fidelity Freedom® Index 2005 Fund — Institutional Premium Class (2765)

•                  Fidelity Freedom® Index 2010 Fund — Institutional Premium Class (2766)

•                  Fidelity Freedom® Index 2015 Fund — Institutional Premium Class (2767)

•                  Fidelity Freedom® Index 2020 Fund — Institutional Premium Class (2768)

•                  Fidelity Freedom® Index 2025 Fund — Institutional Premium Class (2769)

•                  Fidelity Freedom® Index 2030 Fund — Institutional Premium Class (2770)

•                  Fidelity Freedom® Index 2035 Fund — Institutional Premium Class (2771)

•                  Fidelity Freedom® Index 2040 Fund — Institutional Premium Class (2772)

•                  Fidelity Freedom® Index 2045 Fund — Institutional Premium Class (2773)

•                  Fidelity Freedom® Index 2050 Fund — Institutional Premium Class (2774)

•                  Fidelity Freedom® Index 2055 Fund — Institutional Premium Class (2775)

•                  Fidelity Freedom® Index 2060 Fund — Institutional Premium Class (2776)

•                  Fidelity Freedom® Index Income Fund — Institutional Premium Class (2764)

•                  Fidelity® Government Money Market Fund — Premium Class (2741)

•                  Fidelity® Puritan® Fund — Class K (2100)

•                  Fidelity® U.S. Bond Index Fund  (2326)

•                  Fidelity® Value Fund — Class K (2102)

•                  HEI Common Stock (RT3L) (Hawaiian Electric Industries Retirement Savings Plan only)

•                  HEI Common Stock (RT3N) (American Savings Bank 401(k) Plan only)

•                  Invesco Comstock Fund Class R6 (OKM4)

•                  Morgan Stanley Institutional Fund, Inc. International Equity Portfolio Class I (OFAI)

•                  Nuveen Mid Cap Growth Opportunities Fund Class I (OKJY)

•                  PIMCO Total Return Fund Institutional Class (OF1P)

•                  T. Rowe Price Growth Stock Fund (OF4J)

•                  T. Rowe Price Small-Cap Stock Fund (OFTH)

•                  Vanguard Total International Stock Index Fund Admiral Shares (OS4X)

DEFAULT INVESTMENT OPTION:

The Named Fiduciary hereby directs that for Plan assets allocated to a Participant’s account, the investment option referred to in Section 5(c) shall be the age-appropriate Fidelity Freedom® Index Fund — Institutional Premium Class determined according to a methodology selected by the Named Fiduciary and communicated to the Trustee in writing.

The Named Fiduciary further understands and agrees that the Trustee will continue to default a Participant’s future contributions into the applicable Fidelity Freedom® Index Fund — Institutional Premium Class until such time that the Trustee receives proper direction from the Participant.  Furthermore, if the Trustee does not receive a Participant’s date of birth, the Named Fiduciary directs the Trustee to default the Participant into the Fidelity Freedom® Index Income Fund — Institutional Premium Class (2764).

In the case of unallocated Plan assets (other than the Sponsor Stock SPA), the termination or reallocation of an investment option, or Plan assets described in Section 5(e)(vi)(B)(5), the Plan’s default investment shall be the Fidelity® Government Money Market Fund — Premium Class (2741) or such other investment option as the Named Fiduciary may designate by letter of direction to the Trustee.

The Named Fiduciary hereby directs that for assets allocated to the Revenue Credit Account, the investment options referred to in Schedule B shall be the Fidelity® Government Money Market Fund — Premium Class (2741).

The Named Fiduciary hereby directs the Trustee to add any additional Fidelity Freedom® Index Funds — Institutional Premium Class as permissible investment options as they are launched, such funds being available to Participants as of the open of trading on the NYSE on their respective inception dates or as soon thereafter as administratively practicable, unless otherwise directed by the Sponsor.

The Named Fiduciary hereby directs the Trustee to update the methodology (i.e., date ranges) as additional Fidelity Freedom® Index Funds — Institutional Premium Class are launched and added in accordance with the above.  Such updates will be made to the service as soon as administratively practicable following the launch of future Fidelity Freedom® Index Funds — Institutional Premium Class, unless otherwise directed by the Named Fiduciary.

Schedule D — Dividend Pass-Through Program

Operating Procedures for Processing Dividends

The Sponsor, and the Trustee and FIIOC (collectively, “Fidelity”) hereby agree that the cash dividend pass-through program with respect to HEI Common Stock shall be administered in accordance with the following procedures.

Definitions:

“Dividend Payable Date” shall mean the Business Day Fidelity receives funding for HEI Common Stock dividends from the Sponsor’s transfer agent.

Procedures:

1.                                      Fidelity shall establish and maintain procedures for Participants who have elected to invest portions of their account balances in HEI Common Stock to make and periodically amend elections to reinvest dividends or receive dividend payments for HEI Common Stock in cash.  Such procedures shall be provided to the Sponsor for review and approval prior to implementation.  The procedures may be amended from time to time by Fidelity with the prior approval of the Sponsor, such approval not to be unreasonably withheld, or at the reasonable request of the Sponsor.

2.                                      NFSLLC, as soon as practicable prior to each dividend payment on HEI Common Stock, will inform Fidelity of the expected dividend dates (record date, ex-dividend date and payment date) and the anticipated amount of the dividend per share.

3.                                      Fidelity shall determine the amount of dividends attributable to each Participant who is eligible for dividend pass-through, and who is invested in HEI Common Stock on the ex-dividend date, by using the announced dividend rate.  The amount of dividend attributable to each eligible Participant shall be determined by multiplying the dividend per share by the amount of shares held by each eligible Participant on the ex-dividend date.

4.                                      On the Dividend Payable Date, the transfer agent shall wire to Fidelity the funding for the dividends paid to the Plan, as provided in Section 3 above.

5.                                      On the Business Day following the Dividend Payable Date, Fidelity shall begin the processing of participant checks to each Participant for the Participant’s allocated share of dividends paid to HEI Common Stock (determined in accordance with Section 3 above) if the Participant (i) holds balances in HEI Common Stock on the ex-dividend date and (ii) has elected (and has not rescinded such election in a timely manner) to receive cash dividends in accordance with the procedures established pursuant to Section 1 above.  If the amount of any dividend is less than $10.00, Participants who do not have Electronic Funds Transfer (“EFT”) will be deemed to have elected to reinvest the dividend in HEI Common Stock.  For participants who have established EFT, no minimum applies.  Processing of such checks shall begin on the business day following the Dividend Payable Date, and checks shall be issued as promptly as administratively feasible thereafter.

6.                                      Fidelity shall issue the appropriate tax form (currently, IRS Form 1099-R) to each Participant who receives dividends in cash no later than January 31 of the year following the year in which the cash dividends were paid to the Participant.